Biofield Corp. Strengthens Balance Sheet through Equity Investment and Debt Conversion

Largest Institutional Investor Increases Its Stake In Company

•	Thursday March 5, 2009, 1:55 pm EST

PHILADELPHIA & HONG KONG--(BUSINESS WIRE)--Biofield Corp. (OTCBB:BZEC - News), a medical technology company which develops and acquires noninvasive diagnostic medical devices to assist in detecting and preventing cancer and other illnesses for use in the world’s largest population centers, announced today that it received an equity investment of $110,000 as well as a conversion $422,000 of debt and accrued interest.

The Company’s largest non-affiliated Institutional Investor, the Capital Growth Equity Fund I, LLC (the “Equity Fund”) had previously acted as lead investor in the Company’s 2005 $1.3 million debt financing. The Equity Fund’s 2005 investment occurred when the Company’s sole focus was on securing U.S. FDA approval to distribute the Company’s proprietary Biofield Diagnostic System for the early detection of breast cancer (the “BDS”) in the U.S. and prior to control by the Company’s current Management Team. The Company has since reoriented and expanded its energies to focus to generate sales both in the U.S. and foreign markets, by offering not only its proprietary non-invasive technologies but to also acquire other third-party non-invasive detection and prevention technologies to expand its product portfolio. The Company is currently focusing on distributing this expanded product portfolio in China (including Hong Kong, Taiwan and Macau), India, the Philippines, Indonesia, Malaysia, Singapore, Vietnam, and other parts of Asia, Mexico, Latin America and Europe.

Shepard G. Bentley, the Company’s Chief Executive Officer, stated: “The Company has previously discussed the progress it has made towards of generating sales of its product portfolio in all markets. The ability to complement its business progress with raising additional capital and cleaning up our balance sheet allows us to continue toward our goal of generating shareholder value.”

James MacKay, Chairman of the The MacKay Holdings Limited and majority shareholder of Biofield added: “I have been an ardent supporter of Biofield both financially and by utilizing The MacKay Holdings Limited (MKG) network to establish a worldwide channel for distributing Biofield’s technologies. I am absolutely thrilled that the Capital Growth Equity Fund shares my vision and is helping to provide the resources to generate substantial shareholder value by bringing our technologies to the Worlds’ largest population centers.”

About Biofield Corp.

Biofield is a medical technology company which develops and acquires noninvasive diagnostic medical devices to assist in detecting and preventing cancer and other illnesses. The Company has reoriented and expanded its energies to focus on offering non-invasive and cost effective technologies, on an easily accessible basis, to the world’s largest population centers. For more information go to: www.biofield.com.

About The MacKay Holdings Limited

The MacKay Holdings Limited (“MKG”) is a private corporation that pursues diverse and significant opportunities around the globe. It has a portfolio of investments in a variety of companies, ventures, and projects. MKG has gained the respect of government and industry leaders around the world and has been instrumental in establishing a world wide distribution channel for the Biofield portfolio of products. For more information go to: www.themackaygroup.net.

SAFE HARBOR STATEMENT: This news release contains "forward-looking statements" made pursuant to the safe harbor provisions of the 1995 Private Securities Litigation Reform Act. "Forward-looking statements" describe future expectations, plans, results, or strategies and are generally preceded by words such as "future," "plan" or "planned," "will" or "should," "expected," "anticipates," "draft," "eventually" or "projected." Such statements are subject to risks and uncertainties that could cause future circumstances, events, or results to differ materially from those projected in the forward-looking statements, including the risks that our products may not achieve customer acceptance or perform as intended, that we may be unable to obtain necessary financing to continue operations and development, and other risks. You should consider these factors in evaluating the forward-looking statements included herein, and not place undue reliance on such statements.

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